Municipal Opportunities Trust

Shareholder meeting results (Unaudited)

April 27, 2018 annual meeting

At the meeting, a proposal to fix the number of Trustees at 12 was approved as follows:

Votes for        Votes against         Abstentions
31,492,811        32,445,339                1,208,449

At the meeting, the vote by common and preferred shareholders voting together as a single class on the election of 10 nominees as the Funds
Trustees was
as follows:


                     Votes for                Votes withheld
Liaquat Ahamed       32,786,097                     1,418,615
Ravi Akhoury         32,799,400                     1,405,312
Barbara M. Baumann   32,868,374                     1,336,337
Jameson A. Baxter    32,565,884                     1,638,827
Katinka Domotorffy   32,793,162                     1,411,549
Catharine Bond Hill  32,848,118                     1,356,593
Paul L. Joskow       32,591,125                     1,613,586
Kenneth R. Leibler   32,638,364                     1,566,347
Robert L. Reynolds   32,872,276                     1,332,435
Manoj P. Singh       32,759,892                     1,444,820




All tabulations are rounded to the nearest whole number.